UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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NRG YIELD, INC.
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Update on NRG Yield Recapitalization Proposal April 2015 0 NRG Yield, Inc. filed a definitive proxy statement with respect to the recapitalization proposal with the Securities and Exchange Commission on March 26, 2015. For a complete description of the terms of the proposed recapitalization, please refer to Proposal No. 2 in the definitive proxy statement. For a full discussion of the benefits and potential negative consequences of the recapitalization, please refer to “Reasons for the Recapitalization” and “Potential Negative Consequences of the Recapitalization” in the discussion of Proposal No. 2 in the Company’s definitive proxy statement.

Review of NRG Yield

NRG YIELD

NRG Yield has Delivered Strong Returns for Shareholders Since the June 2013 IPO


Total Return Since IPO
NYLD
95.8%
Median: 31.4%
Peer 1
37.2%
Peer 2
31.4%
Peer 3
29.0%

- Total return of 96% since IPO significantly outperforming S&P 500 and most peers
- Dividend growth for Class A shareholders from $1.20 per share (annualized) to the current $1.56 per share, representing a 30% growth rate
  - Targeting 15-18% CAGR DPS through 2019
- Portfolio expansion of 2.3 GW through "drop-downs" from NRG and third party acquisitions
- Executed on ~$2 BN of new corporate-level financings with a ~$630 MM follow-on equity offering, a $500 MM "Green" bond issuance, a $345 MM convertible bond
- Development of new and differentiated growth opportunities for NYLD, including the recently announced ROFO portfolio expansion as well as the residential solar partnership with NRG

Consistent with NYLD's Value Proposition at IPO, Sponsor Support and Strategic Alignment with NRG is Key to Continued Value Creation


1,059 MW
1,719 MW
(590) MW
(785) MW
895 MW
$250mm Solar
2,298 MW
ROFO Assets at IPO
EME Acquisition
1st ROFO Drop
2nd Drop - EME
Carlsbad + Mandalay
Current Pipeline

- As the nation's largest competitive power generator, NRG brings in-depth knowledge and experience
- NRG management adds expertise to support the operational, finance, legal, regulatory and environmental aspects, and growth strategy of NRG Yield
- Management Services Agreement between NRG and NRG Yield facilitates the delivery of these services at a low cost to NRG Yield
- NRG asset development and acquisition sourcing teams provide a robust pipeline of development projects
- NRG financing experience and established lender relationships provide demonstrated ability to successfully source attractive, low-cost, long duration capital to fund acquisitions

Source: Bloomberg market data as of 22-Apr-2015

1

NRG Yield Shareholder Interests at the Core of Our Proposal Proposed NRG Yield Structure Maintains Equal Economics Among All Share Classes 2 * Asterisk refers to Publicly Traded Securities. NRG Yield, Inc. is seeking approval of a majority of the Class A shareholders to amend its governing documents to authorize two new classes of shares (Class C & D) and to effectuate a stock split of the existing Class A & B shares Each Class A share would be split into one Class A and one Class C share New Class C entitled to share pro rata in dividends with the Class A stock; will have 1/100th voting right Each Class B share would be split into one Class B and one Class D share New Class D will not be entitled to dividends; will have a 1/100th voting right Voluntarily seeking a “majority of the minority” voting threshold providing public shareholders with greater influence over recapitalization proposal Proposed Transaction Class C shares provide an effective means to fund acquisitions and / or other growth opportunities and drive increased shareholder return without depending on capital availability at NRG parent, while maintaining key tenets of the strategic alignment between the two parties Currently, NRG Yield has ~$400mm of equity issuance capacity beyond which would require NRG parent to fund half of all growth equity to maintain majority vote Loss of NRG majority voting control may trigger change of control provisions under existing offtaker and project financing arrangements, creating re-negotiation risk for NRG Yield on pricing terms and breakage costs Existing Corporate Governance, Conflicts and Nominating Committee – consisting entirely of independent directors, with independent financial and legal advisors – remains fully intact NRG voting control not permanent and would be lost once NRG’s economic ownership is reduced below approximately 10% - inline with MLPs and peer YieldCos Absence of IDRs in structure, common in other YieldCo and MLP peer structures, preserves economic alignment between public shareholders and NRG parent, and NRG Yield cost of capital Proposal Designed to Optimize NRG Yield’s Cost of Capital and Enhance Financing Flexibility

Both advisory firms agree there are economic advantages to NYLD’s proposal, principally that the recapitalization allows for an extended runway of acquisitions and growth without risking or limiting funding sources The advisory firms understand NYLD’s position to maintain a relationship with NRG from a strategic perspective, and importance of maintaining NRG control in order to avoid potential higher operational and financing costs at NRG Yield Despite these significant considerations, the advisory firms continue to believe the recapitalization does not provide enough benefits to stockholders to justify the loss of voting rights in the new share class, and potential liquidity concerns in the old share class NYLD's strategic relationship with NRG benefits its public stockholders meaningfully, by providing management and operational expertise, asset development and a solid acquisition track record, as well as extensive financing experience and relationships: Loss of NRG control could negatively impact operations, future growth and increase operating and funding costs With NRG providing significant growth opportunity, maintaining a strong strategic relationship is imperative Limiting equity as a source of NYLD’s funding limits sources of capital for growth and is comparatively cost inefficient A reduction in NRG’s ownership would trigger change of control provisions under NYLD’s project financing arrangements and offtaker agreements, creating re-negotiation risk for NRG Yield on pricing terms and breakage costs NYLD’s recapitalization creates a governance structure in-line with MLPs and peer YieldCos without the capital cost “drag” of IDRs With an adjusted ROFO pipeline of approximately 2,300 MWs, excluding potential third party acquisitions, ensuring ongoing access to growth capital enabled by the recapitalization is critical, with potential adverse effects on NYLD’s growth potential if the proposal is not approved Review of ISS’ and Glass Lewis’ Recommendations Recommendation NYLD Response Vote ‘For’ the Recapitalization Positioning the Company for Continued Robust Growth 3

Considerations if NRG Yield’s Proposal is Not Approved The Proposed Transaction is Critical to NRG Yield’s Continued Success Key Considerations If Proposal is Not Approved NYLD Investment Highlights Steady Dividend Growth Attractive ROFO Pipeline Competitive Positioning Among Peers Suboptimal and higher cost financing alternatives may slow dividend growth Lack of financing alternatives, and restrictions on equity issuances, may hinder NRG Yield’s ability to continue growing its asset base, thereby restricting the growth rate of dividends to stockholders Current NRG Yield growth runway heavily dependent on NRG continuing to offer assets to NYLD Contingent ROFO pipeline expansion of 900 MW of contracted gas assets, 900 MW of wind assets, and $250mm of equity investments in solar, may be reduced or sold to competing buyers Competitive disadvantage versus peers, which have similar structures already in place today With the cost of capital likely to increase, growth becomes difficult to maintain and fund given the competition from other YieldCos with more competitive cost of capital structures 4 Parent Support Potential loss of access to development team and growth investments Potential loss of NRG’s extensive expertise and relationships with third parties Administrative and operational expertise may need to be replaced at a higher cost to NYLD – NYLD has no employees of its own

Summary Advantages If Approved Disadvantages If Not Approved 5 Negative Impacts from Diminished Parent Support Limited Access to Capital At Higher Cost Ties Equity Growth Funding to NRG Capital Availability Growth Pipeline Reduced and Risk of NRG Offering NRG Assets to 3rd parties Risk and Cost of Renegotiating Financing and Offtake Agreements The Current Recapitalization Proposal is Optimal for all NRG Yield Shareholders We Ask for Your Support Continued Access to Strong Parent Sponsorship and Management Expertise Increased Financing Flexibility and Continued Access to Low Cost Capital Expanded Growth Pipeline With Approximately 2+ GW of Assets Competitive YieldCo Governance Structure without IDRs Reliable Access to Equity Capital to Fund Third Party Acquisitions to Further Growth

Appendix 6

With the stock split proposal (vs primary issuance to new shareholders), current Class A shareholders will receive new Class C shares, maintaining the number of Class A shares as well as establishing a liquid Class C at initiation NYLD cannot provide embedded exchange rights from Class A to Class C due to NYSE Voting Rights Policy ISS / Glass Lewis Recommendations in Detail NYLD Seeks Stockholder Support For this Compelling Proposal Dilution Share Price Discount Control Investor Base Recommendation NYLD Response “The company’s status as a controlled company is particularly problematic because it takes advantage of the exemption from the listing rules that would otherwise require a majority-independent board of directors.” “[O]ver time the company could issue substantial numbers of Class C shares, which would result in some voting power dilution, and more significant economic dilution, to Class A shareholders.” “The class D shares will be distributed to parent company NRG Energy in order to reduce voting dilution to NRG Energy associated with the initial issuance of Class C shares.” “The trading market for Class A shares could ultimately become less liquid than the market for Class C shares, potentially causing Class A shares to trade at a discount.” “[T]he creation of a new class of shareholders with limited voting rights...could cause some institutional investors to avoid investing in the company altogether, adversely affecting the market for and prices of both Class A and Class C shares.” NYLD’s fully independent Corporate Governance, Conflicts and Nominating Committee provides a check to the controlled company status and evaluation/oversight of Board composition Solicitation of majority of minority on the recapitalization consent ensures alignment with Class A stockholders As set forth at the IPO, NRG offers strategic benefits to NYLD operations, growth for NYLD acquisitions and a compelling support structure with best-in-class leadership which would not otherwise be available to NYLD Any future issuance of Class C share will have a lesser effect on the existing stockholders than a new issuance of Class A shares as there will be less voting dilution with the issuance of Class C shares Class A shareholders face the same economic dilution whether NYLD issues Class A or Class C shares prospectively. NYLD believes any relative dilution will be driven by distribution per unit accretive acquisitions benefitting all shareholders Purpose of the Class D shares is not to reduce voting dilution, but rather to maintain the corporate structure and relationship between shares held by NRG Energy, on the one hand, and the shares held publicly, on the other hand. NYLD believes there will be significant appetite for its Class C shares, as new and existing shareholders want to participate in NYLD’s strong growth profile driven by accretive acquisitions 7

ISS / Glass Lewis Recommendations in Detail NYLD Seeks Stockholder Support For this Compelling Proposal Recommendation NYLD Response Alternatives “The board does not indicate that a rejection of this proposal will cause immediate harm to the Company’s relationship with NRG. And it does not suggest that the recapitalization is necessary to allow the Company to conduct operations until the next annual meeting.” NYLD, NRG and the Independent Directors and their independent legal and financial advisors have evaluated myriad alternatives for funding growth. NYLD is pursuing this approach to capitalize on all available options and minimize cost to existing shareholders Alternatives considered included potentially issuing IDRs, which NYLD continues to believe are not in the best interest of the company and its stockholders Issuing debt to fund all acquisitions is not feasible as it would negatively impact the corporate credit ratios and credit ratings of NYLD as well as adversely impact NYLD cost of capital and competitive positioning NRG may not be willing or able to invest dollar-for-dollar in NYLD thus creating a restriction on the ability for NYLD to compete for acquisitions in support of its growth; the proposed recapitalization allows NYLD to pursue growth opportunities without NRG investment With a ROFO pipeline of approximately 2,300 MWs, excluding potential third party acquisitions, the need for recapitalization is real, with potential adverse effects if there is a failure in implementing the proposal, including NYLD ability to rely on NRG as a growth engine to drive shareholder value “The board does not provide compelling counter-arguments to the possibilities that NYLD may have better third-party acquisition opportunities as an uncontrolled entity, or that third-party sellers may be less likely to bargain with an NRG-controlled business.” Third Party Opportunities NYLD’s third party opportunities are enhanced by the NRG sponsorship due to the fact that NYLD has no employees of its own, NRG has extensive expertise in mergers and acquisitions and maintains significant relationships with third parties and financial institutions NRG’s reputation within the investment community has had a significantly positive impact on NYLD’s ability to consummate acquisitions and raise debt financing “The company has not demonstrated that this approach of creating two new share classes – as compared with other alternatives such as debt financing of acquisitions, or issuing new shares of the existing classes in proportion to the parent company’s ability to invest further resources in NYLD – significantly outweigh the myriad governance drawbacks of creating a new ‘shareholder underclass’ and locking in the control of the parent regardless of its economic interest.” 8